EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Décor Products International, Inc.

We consent to the reference to our firm under the caption “Experts” and to the use of our report on the consolidated financial statements of Wide Broad Group Limited and its subsidiary dated May 12, 2009 in the Registration Statement of Form S-1 and related Prospectus of Décor Products International, Inc. for the registration of shares of its common stock.

/s/ Zycpa Co Ltd.
ZYCPA Company Limited
Certified Public Accountants

Hong Kong, China
February 8, 2010